Exhibit 16.1

Ronald Serota, CPA, P.C. *
a PCAOB Registered Public Accounting Firm
2620 Regatta Drive, Suite 102
Las Vegas, Nevada 89128
(702) 869-0099
(702) 446-6071 FAX

May 28, 2007

U.S. Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

Re:          Amended Form 8-K dated May 25, 2007
                File No. 000-49698
                Issuer/ Registrant: Axial Vector Engine Corporation (the “Company”)

To Whom It May Concern:

We have been appointed as the new certifying principal accountant and independent auditor for the above-named company. The issuer is a public reporting company based upon the filing of its registration statement with the U.S. SEC on Form SB-2. We have been asked by the Company to review representations made pertaining to the new principal certifying accountant as reported in Item 4.01 of the Amended Form 8-K executed by Sam Higgins on behalf of the Company.

We have reviewed the representations made by management of the Company. We have no disagreement with the statements made by the Company.

Sincerely Yours,

/s/ Ron Serota
Ronald Serota, CPA, P.C.
By:  Ronald N. Serota, Attorney, CPA

* As of the date of this letter, the firm name of the certifying principal accountant is Silberstein Serota, CPA’s and Business Consultants, P.C. By resolution of the shareholders, the firm name will be changed to Ronald Serota, CPA, P.C.